PROGOLD, LLC

FINANCIAL STATEMENTS
DECEMBER 31, 2025

WITH INDEPENDENT AUDITOR’S REPORT

     INDEPENDENT AUDITORS’ REPORT

To the Board of Governors
of ProGold LLC.

Opinion

We have audited the accompanying financial statements of ProGold LLC. (a limited liability corporation), which comprise the balance sheets as of December 31, 2025, and the related statements of income, changes in members’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProGold LLC. as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of ProGold LLC. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

We draw attention to Note 2 to the financial statements, which describe the lease agreement with Cargill that contains an option for Cargill to acquire Golden Growers Cooperative’s interest in ProGold at the end of the lease term under specified conditions. Cargill has determined to acquire Golden Growers Cooperative’s interest in ProGold, LLC. on December 31, 2026. Our opinion is not modified in respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about ProGold LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements. In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of ProGold LLC’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about ProGold LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Haynie & Company
Salt Lake City, Utah
February 12, 2026

PROGOLD LLC

BALANCE SHEET
DECEMBER 31, 2025

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$248,064
Prepaid expenses	6,744
Total current assets	254,808
PROPERTY AND EQUIPMENT HELD FOR LEASE
Land and land improvements	10,191,265
Buildings and equipment	255,385,005
Less accumulated depreciation	(237,723,715)
Total property and equipment held for lease	27,852,555
OTHER ASSETS
Deferred lease asset	189,768
Total assets	$28,297,131
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Related party accounts payable	$49,181

MEMBERS' EQUITY	28,247,950
Total liabilities and members' equity	$28,297,131

See Notes to Financial Statements	3

PROGOLD LLC

STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2025

REVENUES
Related party rental revenue on operating lease	$15,810,359

OPERATING EXPENSES
Depreciation	2,737,356
Maintenance	500,000
General and administrative	71,449

Total expenses	3,308,805

Operating income	12,501,554

OTHER INCOME
Gain on disposal of property and equipment	420,000

NET INCOME	$12,921,554

See Notes to Financial Statements	4

PROGOLD LLC

STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2025

	Golden Growers Cooperative	Cargill, Inc.	Total Members' Equity
BALANCE, DECEMBER 31, 2024	$15,587,254	$15,587,254	$31,174,508
Net income	6,460,777	6,460,777	12,921,554
Distributions	(7,924,056)	(7,924,056)	(15,848,112)

BALANCE, DECEMBER 31, 2025	$14,123,975	$14,123,975	$28,247,950

See Notes to Financial Statements	5

     PROGOLD LLC

STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2025

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12,921,554
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,737,356
Gain on disposal of property and equipment	(420,000)
Changes in assets and liabilities
Prepaid expenses	(272)
Other assets	189,640
Accounts payable	(38,673)

Net cash provided by operating activities	15,389,605

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of property and equipment	420,000

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to members	(15,848,112)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(38,507)

CASH AND CASH EQUIVALENTS, Beginning of year	286,571

CASH AND CASH EQUIVALENTS, End of year	$248,064

See Notes to Financial Statements	6

PROGOLD LLC

     NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED
DECEMBER 31, 2025

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

ProGold, LLC (ProGold) is organized as a Minnesota limited liability company. ProGold is owned by Cargill, Incorporated (Cargill) (50%) and Golden Growers Cooperative (50%). ProGold has been organized with a life of 50 years and its legal existence will terminate on July 13, 2044, absent a business continuation agreement.

Related Party Operating Lease and Revenue Recognition

ProGold leases a corn wet milling facility to Cargill under an operating lease which runs through December 31, 2026. Payments are to be received monthly under the lease. The operating lease revenue is recognized as earned ratably over the term of the lease and to the extent that amounts earned exceed amounts received, a deferred lease asset is recorded. ProGold generates lease revenue which is recognized under ASC Topic 842, Leases, which falls outside the lease scope of ASC topic 606. The lease requires ProGold to pay $500,000 for fiscal year 2026 to fund infrastructure maintenance. During the term of the lease, Cargill will deploy capital for several approved capital projects and will receive the benefit of depreciation during the term of the lease.

Cash and Cash Equivalents

ProGold considers all highly liquid debt and equity instruments purchased with a maturity of three months or less to be cash equivalents. ProGold places its temporary cash investments with high-credit-quality financial institutions. At times, such investments may be in excess of the applicable insurance limit.

Property and Equipment Held for Lease

Property and equipment held for lease are stated at cost. Depreciation on assets placed in service is provided using the straight-line method over the estimated useful lives of the individual assets, ranging from 5 to 40 years.

Impairment of Long-Lived Assets

ProGold reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds its fair value there were no impairment losses for the year ended December 31, 2025.

Related Parties

Golden Growers Cooperative and Cargill are considered related parties for financial reporting purposes.

Income Taxes

ProGold is treated in a manner similar to a partnership for federal and state income tax purposes, based upon its current organization. Accordingly, the financial statements do not include any provision for income taxes.

(Continued)	7

PROGOLD LLC

NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED
DECEMBER 31, 2025

Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events

Management has evaluated subsequent events through the date of the auditor’s report, which is the date the financials were available to be issued. The Company believes that there have been no significant subsequent events where disclosures are necessary.

NOTE 2 – RELATED PARTY LEASE WITH CARGILL

ProGold’s lease with Cargill runs through December 31, 2026. The lease agreement contains an option for Cargill to acquire Golden Growers Cooperative’s interest in ProGold at the end of the lease term under certain conditions. Cargill and Golden Growers Cooperative have determined that Cargill will acquire Golden Growers Cooperative’s interest in ProGold on December 31, 2026. Minimum payments to be received under the lease total $16 million in 2026.

NOTE 3 – RELATED PARTY CAPITAL EXPENDITURES AGREEMENT WITH CARGILL, INC

ProGold entered into an Infrastructure Maintenance Agreement with Cargill in which ProGold agreed to fund $500,000 to Cargill for infrastructure maintenance during 2026.

NOTE 4 – DISTRIBUTION TO MEMBERS

Distributions are authorized by the Board of Governors and distributed among Members based on their percentage interest.

NOTE 5 – ENVIRONMENTAL MATTERS

ProGold is subject to extensive federal and state environmental laws and regulations with respect to water and air quality, solid waste disposal and odor and noise control. The operating lease with Cargill provides that ProGold be responsible for claims arising for occurrences prior to the execution of the original operating lease, December 1, 1997. ProGold believes that it was in substantial compliance with applicable environmental laws and regulations prior to that time. The operating lease also provides that Cargill operate the corn wet milling facility in compliance with all applicable federal and state environmental laws and regulations further the term of the lease.

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PROGOLD LLC

NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED
DECEMBER 31, 2025

NOTE 6 – INCOME TAXES

ProGold conducts an annual analysis of its various tax positions, assessing the likelihood of those positions being upheld upon examination with relevant tax authorities. ProGold has determined that it has no unrecognized tax benefits. No interest or penalties are recognized in the statements of operations. ProGold is no longer subject to U.S. Federal or state income tax examinations by tax authorities for fiscal years 2021 and earlier.

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